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                                   ORAGENICS


Contact:
Mento A."Chuck" Soponis
Chief Executive Officer
Oragenics, Inc.
(386) 418-4018

                                                           FOR IMMEDIATE RELEASE

    Oragenics Appoints Eric Chojnicki as Vice President, Product Development

ALACHUA, FL (February 2, 2004) - Oragenics, Inc. (OTC: OGEN; TSX-V:ORA.U), a publicly held biotechnology development company, today announced the hiring of Eric Chojnicki, Ph.D., MBA as vice president, product development. Dr. Chojnicki joins the company from Acorda Therapeutics, where he had been director, product development since 2001.

"Eric Chojnicki comes to Oragenics with a strong background in both science and business garnered over 12 years at both large pharmaceutical and biotechnology companies," said Mento A. "Chuck" Soponis, president and chief executive officer of Oragenics. "His skills and experience will serve Oragenics well as we advance clinical development and seek commercialization partners for our lead products and further investigate earlier-stage opportunities where Oragenics can add value. We are very pleased to welcome Eric to the Oragenics team."

Since 1991, Dr. Chojnicki has held positions relating to research and product development, as well as business development at such companies as the Bristol-Myers Squibb Company, Amgen, Inc., and Athena Neurosciences, Inc. (now Elan Corporation). He received his MBA in pharmaceutical/chemistry industry management from Fairleigh Dickinson University and his Ph.D. in genetics and developmental biology from West Virginia University. He also conducted post-doctoral research studies at Vanderbilt Medical School and Cornell University.

Oragenics, Inc. is an emerging biotechnology company focused on the development of innovative products and technologies for improving human health. The company's lead product is a novel oral rinse for the prevention of tooth decay, which is anticipated to enter clinical trials in 2004. The company is also developing a novel antibiotic with broad-spectrum activity against gram-positive bacteria and probiotic product aimed at maintaining oral health. The company is headquartered in Alachua, Florida. For more information about Oragenics, please consult the company's website at www.oragenics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect Oragenics' current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe", "expect", "anticipate", "intend", "estimate", "project" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to (1) the ability to successfully complete development and commercialization of Oragenics' Replacement Therapy for prevention of tooth decay, novel antibiotic, and probiotic product for oral health; (2) the ability to obtain substantial additional funding; (3) the ability to develop and commercialize products before competitors; and (4) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements. The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.

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